EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  May 18, 2017

Aspen Group Enters into Definitive Agreement to Acquire United States University

Conference Call Scheduled for 4:30pm ET on Monday, May 22

NEW YORK, NY – May 18, 2017 - Aspen Group, Inc. (OTCQB: ASPU) (“Aspen Group”), a post-secondary education company, today announced it has entered into a definitive agreement to acquire United States University, a regionally accredited for-profit university based in San Diego, California for a total purchase price of $9 million. Terms of the transaction are outlined below.

“Aspen Group’s vision is to make college affordable again in America, and we intend for United States University to take the lead in turning this vision into reality,” said Chairman & CEO, Michael Mathews.  “To be specific, one of our plans for United States University is to reach out to the 36 million working adults in America who have earned college credits and did not complete their degree, and give them back the dream of earning a college degree by offering an affordable monthly payment plan with no interest in lieu of federal financial aid,” continued Mathews.

The transaction is subject to customary closing conditions and regulatory approvals by the U.S. Department of Education, WASC Senior College and University Commission, and state regulatory and programmatic accreditation bodies. The earliest that Aspen Group would receive required regulatory approvals would be the fourth quarter of this calendar year.

Aspen Group intends to continue operating United States University as an independent, for-profit university governed by its own board of trustees. Consequently, Aspen Group has no intent in the future to merge United States University and Aspen University.

Transaction Terms

The $9 million purchase price is payable with $4.5 million in Aspen Group common stock (based on the $3.74 per share price as of the signing of the letter of intent), $2.5 million in cash at closing (less the credit described in the next paragraph) and the remaining $2 million in the form of an 8% convertible note that matures over a two-year period after the closing. At the option of the holder, the note will convert at the then future market prices one year and two years from closing or be paid in cash. In addition, Aspen Group’s acquisition subsidiary will assume certain liabilities, principally operating liabilities.

Aspen Group has lent $900,000 to an entity controlled by the loan’s guarantor who owns 100% of the voting power of United States University. The loan bears an interest rate of 8% per annum. If the acquisition is consummated by January 15, 2018, the principal amount of the loan and accrued interest will be credited against the cash portion of the purchase price. If the acquisition does not close by January 15, 2018, and/or if either party exercises its right to terminate the definitive agreement, then the loan and accrued interest will become immediately due and payable.

Conference Call:

The Company will discuss this definitive agreement on a conference call scheduled for Monday, May 22, 2017, at 4:30 p.m. (ET). The conference call can be accessed by dialing toll-free (844) 452-6823 (U.S.) or (731) 256-5216 (international).  Subsequent to the call, a transcript of the audiocast will be available from the Company’s website at ir.aspen.edu.

About Aspen Group, Inc.:

Aspen Group, Inc. is a post-secondary education company. Aspen University’s mission is to offer any motivated college-worthy student the opportunity to receive a high quality, responsibly priced distance-learning education for the purpose of achieving sustainable economic and social benefits for themselves and their families. Aspen University is dedicated to providing the highest quality education experiences taught by top-tier faculty - 57% of Aspen University’s faculty hold doctoral degrees. To learn more about Aspen University, visit www.aspen.edu.

About United States University:

United States University began its institutional history in 1997 as InterAmerican College in National City, CA. Its initial focus was the provision of affordable educational opportunities to working adults, Latinos, and educated immigrants to increase bilingual capacity in education and healthcare in Southern California. In 2010, the school was renamed to United States University and recently moved its campus into the heart of San Diego. United States University today offers bachelor and master level degree programs in nursing, education, health science, and business & management.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements including our expectations regarding the acquisition including the anticipated closing and obtaining regulatory approval. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include unanticipated issues causing the definitive agreement not to close and failure to obtain regulatory approval.  Further information on our risk factors is contained in our filings with the SEC, including our Form 10-K for the year ended April 30, 2016.  Any forward-looking statement made by us herein speaks only as of the date on which it is made.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159